Exhibit 99.1

ALLIANCE MMA Settles Class Action Litigation

NEW YORK, March 13, 2018 – Alliance MMA, Inc. (Nasdaq: AMMA) today announced that it has agreed to settle and resolve a stockholder class action lawsuit initially filed in April 2017 against Alliance, certain of its current and former officers and directors, and the underwriter in Alliance’s initial public offering completed in October 2016. The class action settlement is subject to District Court approval. If approved by the District Court, the settlement will lead to a dismissal of all claims against the defendants in the litigation.

Under the terms of the settlement, the settlement amount attributable to Alliance will be covered in full by its D&O insurer. Alliance’s sole financial responsibility with respect to the settlement will be to pay costs and expenses up to the policy deductible amount of $250,000, of which it has already paid $137,761 in the form of legal fees.

“Given the circumstances in which Alliance found itself, we couldn’t be more pleased with the outcome,” said Bob Mazzeo, CEO of Alliance. “While it remains our view that Alliance did not violate any laws in conducting its initial public offering, settling this case on the terms agreed by the parties is clearly in the best interests of our stockholders.”

“This settlement represents a fresh start for Alliance and provides the new management team with a renewed opportunity to leverage our relationships and build strategic partnerships that we believe will help drive revenues for years to come. At the same time, we will continue implementing our plan to streamline the operation of the business and reduce our expenses as we advance toward profitability.”

About Alliance MMA, Inc.

Alliance MMA is a sports and media company that combines premier regional mixed martial arts (MMA) promotions with event ticketing, media production and talent management services. Our common stock is listed on the NASDAQ stock exchange and we are the only MMA promotion company in the U.S. whose stock is publicly-traded. MMA is the world’s fastest-growing sport with approximately 300 million fans worldwide, according to sports marketing research firm Repucom. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states. For more information, visit www.alliancemma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “would,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on April 17, 2017. Alliance MMA encourages you to review other factors that may affect its future results in its other filings with the Securities and Exchange Commission.

Contacts:
James Platek – Investor Relations
212-739-7825
jplatek@alliancemma.com